Exhibit 99.1

GCI, LLC

Reconciliation of GCI, LLC and its Subsidiaries Net Assets and

Net Earnings to GCI, LLC and its Restricted Net Assets and Net Earnings

June 30, 2020

(unaudited)

amounts in thousands

GCI, LLC and its Subsidiaries net assets	$6,528,484
Reconciling items:
Liberty Subsidiaries net assets (a)	(5,428,971)
Unrestricted Subsidiaries net assets (b)	(54,315)
GCI, LLC and its Restricted Subsidiaries net assets (b)	$1,045,198

GCI, LLC and its Subsidiaries net earnings (loss)	$11,728
Reconciling items:
Liberty Subsidiaries net (earnings) loss (a)	(10,081)
Unrestricted Subsidiaries net (earnings) loss (b)	(481)
GCI, LLC and its Restricted Subsidiaries net earnings (loss) (b)	$1,166

(a)	Liberty Subsidiaries is a defined term in the Seventh Amended and Restated Credit Agreement and indentures for the 6.625% Senior Notes due 2024 and the 6.875% Senior Notes due 2025.
(b)	Unrestricted Subsidiaries and Restricted Subsidiaries are defined terms in the indentures for the 6.625% Senior Notes due 2024 and 6.875% Senior Notes due 2025.